Exhibit 10.54

INVESTMENT BANKING ENGAGEMENT AGREEMENT

July 8th, 2021

CONFIDENTIAL

John Keeler | Chairman / CEO

Blue Star Foods Corp.

3000 NW 109th Ave, Doral, FL 33172

United States

Dear Mr. Keeler:

This letter (the “Agreement”) confirms Newbridge Securities Corporation’s (“Newbridge”, “NSC”, “we” or “us”) engagement as the Lead Managing Underwriter for a Registered Securities Offering of up to Five Million USD ($5,000,000) for Blue Star Foods Corp., a Delaware corporation, its subsidiaries, affiliates, beneficiaries, successors, and assigns (collectively, the “Company”), pursuant to a registration statement which will be filed with the U.S. Securities and Exchange Commission (“SEC”) (the “Offering” or the “Transaction”).

Based upon our discussions and the preliminary information the Company furnished to us, we confirm in principle our interest in selling the Company’s securities on a “firm commitment” basis, upon the following terms and conditions:

1. Services to be Rendered. In connection with the Offering, as requested, Newbridge will assist the Company in structuring the proposed Offering, coordinating and working with the Company’s legal counsel, auditors, and other advisors to draft the relevant SEC registration documents, creating and preparing marketing materials, identifying, and contacting potential investors, creating a retail syndicate (if appropriate), facilitating potential investors’ due diligence investigations, analyzing and advising on the financial implications of offers, preparing and making presentations to the Company’s Board of Directors, formulating negotiation strategies and conducting negotiations (as appropriate), and in such other matters as may be agreed upon from time to time by Newbridge and the Company (the “Services”).

In connection with this Agreement, the Company agrees to keep Newbridge up to date and apprised of all material business, market and current legal practices and developments related to the Company and its operations and management, including, but not limited to providing Newbridge with lists of current shareholders and investors and potential investors. Newbridge shall devote such time and effort, as it deems commercially reasonable under the circumstances in rendering the Services. Newbridge cannot guarantee results on behalf of the Company but shall use its best efforts to pursue all avenues that it deems reasonable through its network of contacts.

NSC shall be the Lead Underwriter with regard to the Offering and upon the Company’s request, NSC shall work to enter into selected dealer agreements with other broker-dealers in the capacity of potential co-underwriters or members of a selling group syndicate to participate in the Offering who are reasonably acceptable to both the Company and NSC; provided further that the appointment of any such selected dealer shall not modify any obligation of NSC under this Agreement.

Investment Advisory Services offered through Newbridge Financial Services Group, Inc. an SEC Registered Investment Advisor 1200 North Federal Highway, Suite 400, Boca Raton, FL 33432 | Telephone: 561.395.1220 Fax: 561.229.1531

www.newbridgesecurities.com

2. Term of Agreement. The term of our engagement hereunder shall be for a period commencing on the date hereof and expiring on the earlier of six (6) months from the date hereof or the final closing of an Offering, unless sooner terminated or extended pursuant to the terms of this section (the “Term”). This Agreement may be terminated prior to expiration of the Term, by Newbridge for any reason at any time upon thirty (30) days prior written notice. Notwithstanding the foregoing, it is understood that the provisions of paragraphs 3 (to the extent fees are payable prior to, or after termination), 4 (to the extent expenses have been incurred prior to termination), and sections 6 through 18 of this Agreement shall remain operative and in full force and effect regardless of any termination or expiration of this Agreement. In the event of termination, Newbridge shall be immediately paid in full on all items of compensation and expenses payable to Newbridge pursuant hereto, as of the date of termination.

3. Compensation. For Newbridge’s services hereunder, the Company agrees to pay Newbridge the fees outlined below upon closing of a sale of any of the Securities (in each instance, a “Closing”):

a)	Cash Fee: At the closing of the Offering, the Company will pay to Newbridge a fee equal to seven percent (7.0%) of the gross offering proceeds received by the Company (“Cash Fee”) from the sale of the Securities placed by Newbridge pursuant to the Offering. Newbridge may in its discretion apportion such Fee in whole or in part to any selected dealer engaged by Newbridge in connection with the Offering.

b)	Non-Accountable Expenses: A non-accountable expense allowance equal to one (1.0%) of the gross offering proceeds received by the Company, payable by wire transfer at the closing of the Transaction.

c)	Lead Underwriter’s Warrants: At each closing of the Offering, the Company shall issue to Newbridge, or its designee warrants to purchase that number of shares of common stock or units of securities as shall equal seven percent (7.0%) of the Securities issued and sold by the Company at such closing. The warrants shall be exercisable at a strike price equal to the public offering price of the securities sold in the Offering.

Any and all warrants to be issued to Newbridge will be due and issuable upon the closing of the Offering and shall be issued to Newbridge at the same time as and in conjunction with the closing of the Offering (unless otherwise agreed to in writing).

The warrants shall be exercisable from the date of issuance, provided however that the warrants and any securities issuable thereunder shall be subject to the lock-up requirements of FINRA Rule 5110(g); the warrants shall have a term of three (3) years from the effective date of the registration statement filed for the Offering. The warrants shall contain cash exercise provisions and shall be non-callable and non-cancelable with immediate piggy-back registration rights, so that they are registered in the S-1 being filed by the Company for its Offering.

The warrants shall also have customary provisions for stock dividends, splits, mergers, and any future stock issuances, etc., at a price(s) differing from said exercise price per share. The warrants will contain such other terms and conditions no less favorable to Newbridge than the term and conditions of any warrants issued to the participants in the Transaction.

At Newbridge’s option and upon Newbridge’s written instructions to the Company, the Company shall issue all or a portion of the Lead Underwriter’s Warrants due to Newbridge under this Agreement directly to specified Newbridge affiliates, employees or any other third-party assignee.

Investment Advisory Services offered through Newbridge Financial Services Group, Inc. an SEC Registered Investment Advisor 1200 North Federal Highway, Suite 400, Boca Raton, FL 33432 | Telephone: 561.395.1220 Fax: 561.229.1531

www.newbridgesecurities.com

4. Offering Expenses. The Company shall be responsible for all reasonable, necessary out-of-pocket expenses relating to the Offering including, but not limited to: (a) all filing fees and communication expenses associated with the review of this offering by FINRA; (b) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of the U.S.; (c) the fees and expenses of the Lead Underwriter’s legal counsel up to a maximum of $25,000; (d) “road show” expenses for the offering; and (e) for the costs of background checks on its senior management.

Newbridge Securities will pre-approve any of its expenses with the Company, and once approved, the Company shall either pay the appropriate vendors on behalf of Newbridge or reimburse Newbridge for all expenses due to it within 5 days of written receipt.

5. Information. The Company will furnish Newbridge such information with respect to the Company and access to such Company personnel and representatives, including the Company’s auditors and counsel, as Newbridge may request in order to permit Newbridge to perform its internal due diligence, and to assist the Company in preparing offering materials for use in connection with the Offering, including, but not limited to: an S-1 Registration Statement, an executive summary and an investor presentation (collectively, the “Offering Materials”).

The Company will be solely responsible for the contents of the Offering Materials and other information provided to investors in connection with the Offering. The Company represents and warrants to Newbridge that the Offering Materials will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company agrees to advise Newbridge promptly upon the Company becoming aware of the occurrence of any event or change in circumstance that results or might reasonably be expected to result in the Offering Materials containing any untrue statement of a material fact or omitting to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company authorizes Newbridge to provide the Offering Materials to investors in connection with the Offering. The Company and Newbridge shall both have the right to approve every form of letter, circular, notice, memorandum or other written communication from the Company or any person acting on its behalf in connection with the Offering.

The Company shall also make its Executive Chairman, Chief Executive Officer, Chief Financial Officer and other key management members available to attend a reasonable number of investor presentations, as determined by Newbridge, and shall commit such time and other resources as are reasonably necessary or appropriate to secure the reasonable and timely success of the Offering. The Company shall cooperate with Newbridge in connection with and shall make available to Newbridge such documents and other information as Newbridge shall reasonably request in order to satisfy its due diligence requirements.

6. Right of First Refusal. In the event that Newbridge successfully completes a Registered Securities Offering wherein the Company is listed on either the NYSE American or the NASDAQ, and Company determines, either during the Term or at any time during the 12 (twelve) month period following the end of the Term, that it will require the services of an investment banker, financial advisor or similar professional, Newbridge shall have the exclusive right, in its sole discretion, to provide such services assuming the key terms and conditions of a proposal by Newbridge are substantially similar to such key terms and conditions provided by a qualified third party professional.

7. Confidentiality of Advice. Except as otherwise provided in this paragraph, any written or other advice rendered by Newbridge pursuant to its engagement hereunder are solely for the use and benefit of the Company’s executive management team and Board of Directors and shall not be publicly disclosed in whole or in part, in any manner or summarized, excerpted from or otherwise publicly referred to or made available to third parties, other than representatives and agents of the Company’s executive management team and Board of Directors who also shall not disclose such information, in each case, without Newbridge’s prior approval, unless in the opinion of counsel and after consultation with Newbridge, such disclosure is required by law. In addition, Newbridge may not be otherwise publicly referred to without its prior written consent. The Company acknowledges that Newbridge and its affiliates are in the business of providing financial services and consulting advice to others. Nothing herein contained shall be construed to limit or restrict Newbridge in conducting such business with respect to others, or in rendering such advice to others, except as such advice may relate to matters relating to the Company’s business and properties and that might compromise confidential information delivered by the Company to Newbridge.

Investment Advisory Services offered through Newbridge Financial Services Group, Inc. an SEC Registered Investment Advisor 1200 North Federal Highway, Suite 400, Boca Raton, FL 33432 | Telephone: 561.395.1220 Fax: 561.229.1531

www.newbridgesecurities.com

8. Obligations Limited. Newbridge shall have no obligation to make any independent appraisals of assets or liabilities, or any independent verification of the accuracy or completeness of any information provided it in the course of this engagement and shall have no liability in regard thereto.

9. Third-Party Beneficiaries. This Agreement is made solely for the benefit of the Board of Directors of the Company, Newbridge and other Indemnified Persons (as defined herein), and their respective successors, assigns, heirs and personal representatives, and no other person shall acquire or have any right under or by virtue of this Agreement.

10. Representations and Warranties. The Company represents and warrants that this Agreement has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company.

Newbridge represents and warrants that it has full legal right to enter into and perform this Agreement and that its entry into and performance under this Agreement do not and will not violate any fiduciary or other duty it may have to any other person. Newbridge represents and warrants that it has and will maintain during this Agreement all licenses, registrations, permits and other authorizations required for it to perform the activities and receive the compensation contemplated by this Agreement in each jurisdiction in which Newbridge proposes to engage in such activities. In particular, but without limiting the generality of the foregoing, Newbridge is and will be duly licensed or registered as a broker dealer or registered representative of a broker dealer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and under the laws of each jurisdiction requiring such licensing or registration. This Agreement, when executed and delivered by the parties hereto, shall constitute a valid and binding obligation of Newbridge, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors and federal and state securities laws.

Newbridge shall act in a manner consistent with the instructions of the Company and comply with all applicable laws, whether foreign or domestic, of each jurisdiction in which Newbridge proposes to carry on the business contemplated by this Agreement. Newbridge shall not take any action or omit to take any action that would cause the Company to violate any law or any applicable exemption from registration under the Securities Act of 1933, as amended, or the Exchange Act. Newbridge is a member firm of FINRA, has all authority and approvals needed to engage in securities trading and brokerage activities, as well as providing investment banking and financial advisory services. Newbridge represents, warrants and agrees that it shall at all times provide its services under this Agreement in compliance with applicable law,

Newbridge represents that it has an anti-money laundering program in place reasonably designed to comply with Section 352 of the USA Patriot Act, NASD Rule 3011, and NYSE Rule 445 including (i) Anti-Money Laundering/”Know Your Customer” policies and procedures; (ii) the designation of an Anti-Money Laundering Compliance Officer; (iii) recording-keeping and reporting practices in accordance with applicable law; (iv) reporting of suspicious activity to government authorities in accordance with applicable law; (v) anti-money laundering training; and (vi) independent testing for compliance. We will provide such periodic reports or certifications to the Company regarding this program as the Company may reasonably request.

Investment Advisory Services offered through Newbridge Financial Services Group, Inc. an SEC Registered Investment Advisor 1200 North Federal Highway, Suite 400, Boca Raton, FL 33432 | Telephone: 561.395.1220 Fax: 561.229.1531

www.newbridgesecurities.com

11. Indemnification. In connection with and as part of the engagement contemplated herein, the Company agrees to indemnify, defend and hold Newbridge harmless in accordance with the indemnification rider attached hereto as Exhibit A.

12. Non-Circumvention. The Company agrees not to circumvent, avoid, bypass, or obviate, directly or indirectly, the intent of this Agreement, including ensuring that the subsidiaries and other affiliated entities of the Company shall not sell securities with the effect of avoiding payment of fees under this Agreement. The Company agrees not to accept any business opportunity from any third party to whom we introduce to the Company without our prior written consent, unless for each business opportunity accepted by the Company from a third party introduced by Newbridge or otherwise, the Company remits a term sheet providing for compensation to Newbridge in accordance herewith, or which otherwise provides for a compensation structure agreeable to Newbridge, in its sole discretion.

13. Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Florida, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Florida or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Florida. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Palm Beach County, Florida, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO A JURY TRIAL, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

14. Legal Fees and Costs. If a legal action is initiated by any party to this Agreement against another, arising out of or relating to the alleged performance or non-performance of any right or obligation established hereunder, or any dispute concerning the same, any and all fees, costs and expenses reasonably incurred by each successful party or his, her or its legal counsel in investigating, preparing for, prosecuting, defending against, or providing evidence, producing documents or taking any other action in respect of such action shall be the joint and several obligation of and shall be paid or reimbursed by the unsuccessful party(ies).

15. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

16. Independent Contractor. Newbridge will perform its services hereunder as an independent contractor, and nothing in this Agreement will in any way be construed to constitute Newbridge the agent, employee or representative of the Company. Neither Newbridge nor any agent acting on behalf of Newbridge will enter into any agreement or incur any obligations on the Company’s behalf or commit the Company in any manner or make any representations, warranties or promises on the Company’s behalf or hold itself (or allow itself to be held) as having any authority whatsoever to bind the Company without the Company’s prior written consent, or attempt to do any of the foregoing.

Investment Advisory Services offered through Newbridge Financial Services Group, Inc. an SEC Registered Investment Advisor 1200 North Federal Highway, Suite 400, Boca Raton, FL 33432 | Telephone: 561.395.1220 Fax: 561.229.1531

www.newbridgesecurities.com

17. Notices. Any notice, demand, offer, request or other communication required or permitted to be given by either the Company or Newbridge pursuant to the terms of this Agreement must be in writing and will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation) to the number provided to the other party or such other number as a party may request by notifying the other in writing, (iv) one business day after being deposited with an overnight courier service or (v) four days after being deposited in the U.S. mail, First Class with postage prepaid, and addressed to the party at the address previously provided to the other party or such other address as a party may request by notifying the other in writing.

18. Future Advertisements. The Company agrees that Newbridge has the right to place advertisements describing its services to the Company under this Agreement in its own marketing materials as well as financial and other newspapers and journals at its own expense following the final closing of the Offering.

19. Miscellaneous. (a) This Agreement and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly cancelled; (b) Only an instrument in writing executed by the parties hereto may amend this Agreement; (c) The failure of any party to insist upon strict performance of any of the provisions of this Agreement shall not be construed as a waiver of any subsequent default of the same or similar nature, or any other nature; (d) This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute one (1) instrument; (e) This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The rights and obligations of the parties under this Agreement may not be assigned or delegated without the prior written consent of both parties, and any purported assignment without such written consent shall be null and void.

The remainder of this page is intentionally left blank.

If the foregoing correctly sets forth the understanding between Newbridge and the Company, please so indicate in the space provided below for that purpose within five business (5) days of the date hereof or this Agreement shall be withdrawn and become null and void. The undersigned parties hereto have caused this Agreement to be duly executed by their authorized representatives, pursuant to corporate board approval and intend to be legally bound.

Investment Advisory Services offered through Newbridge Financial Services Group, Inc. an SEC Registered Investment Advisor 1200 North Federal Highway, Suite 400, Boca Raton, FL 33432 | Telephone: 561.395.1220 Fax: 561.229.1531

www.newbridgesecurities.com

Newbridge Securities Corporation

By:	/s/ Robert Abrams
Robert Abrams
General Counsel & Chief Compliance Officer
Managing Director, Investment Banking

Blue Star Foods Corp.

By:	/s/ John Keeler
Name:	John Keeler
Title:	Chairman / CEO

Investment Advisory Services offered through Newbridge Financial Services Group, Inc. an SEC Registered Investment Advisor 1200 North Federal Highway, Suite 400, Boca Raton, FL 33432 | Telephone: 561.395.1220 Fax: 561.229.1531

www.newbridgesecurities.com

EXHIBIT A

INDEMNIFICATION AND CONTRIBUTION

For purposes of this Exhibit A, unless the context otherwise requires, “Newbridge” shall include Newbridge, any affiliated entity, and each of their respective officers, directors, employees, partners and controlling persons within the meaning of the federal securities laws and the successors, assigns, heirs and personal representatives of the foregoing persons (collectively, the “Indemnified Persons”).

The Company shall indemnify, defend and hold Newbridge harmless against any losses, claims, damages, liabilities, costs and expenses (including, without limitation, any legal or other expenses incurred in connection with investigating, preparing to defend or defending against any action, claim, suit or proceeding, whether commenced or threatened and whether or not Newbridge is a party thereto, or in appearing or preparing for appearance as a witness), based upon, relating to or arising out of or in connection with advice or services rendered or to be rendered pursuant to the Agreement, the transaction contemplated thereby or Newbridge’s actions or inactions in connection with any such advice, services or transaction (including, but not limited to, any liability arising out of (i) any misstatement or alleged misstatement of a material fact in any offering materials and (ii) any omission or alleged omission from any offering materials, including, without limitation of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading), except to the extent that any such loss, claim, damage, liability, cost or expense results solely from the gross negligence or bad faith of Newbridge in performing the services which are the subject of the Agreement. If for any reason the foregoing indemnification is unavailable to Newbridge or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by Newbridge as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative benefits received by the Company and its stockholders on the one hand and Newbridge on the other hand, or, if such allocation is not permitted by applicable law, not only such relative benefits but also the relative fault of the Company and Newbridge, as well as any relevant equitable considerations; provided, however, that, to the extent permitted by applicable law, Newbridge shall not be responsible for amounts which in the aggregate are in excess of the amount of all fees actually received from the Company in connection with the engagement. No person guilty of fraudulent misrepresentation (as such term has been interpreted under Section 11(f) of the Securities Act of 1933) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Relative benefits to Newbridge, on the one hand, and the Company and its stockholders, on the other hand, with respect to the engagement shall be deemed to be in the same proportion as (i) the total value paid or proposed to be paid or received or proposed to be received by the Company or its stockholders, as the case may be, pursuant to the potential transaction, whether or not consummated, contemplated by the engagement bears to (ii) all fees paid to Newbridge by the Company in connection with the engagement. Newbridge shall not have any liability to the Company in connection with the engagement, except to the extent of its gross negligence or willful misconduct.

The Company also agrees to promptly upon demand reimburse Newbridge for its legal and other expenses reasonably incurred by it in connection with investigating, preparing to defend, or defending any lawsuits, investigations, claims or other proceedings in connection with any matter referred to in or otherwise contemplated by the Agreement; provided, however, that in the event a final judicial determination is made to the effect that Newbridge is not entitled to indemnification hereunder, Newbridge will remit to the Company any amounts that have been so reimbursed.

The Company shall not be liable for any settlement of any action, claim, suit or proceeding (or for any related losses, damages, liabilities, costs or expenses) if such settlement is effectuated without its written consent, which shall not be unreasonably withheld. The Company further agrees that it will not settle or compromise or consent to the entry of any judgment in any pending or threatened action, claim, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not Newbridge is a party therein) unless the Company has obtained an unconditional release of Newbridge, from all liability arising therefrom. The reimbursement, indemnity and contribution obligations of the Company set forth in this Agreement shall be in addition to any liability which the Company may otherwise have to Newbridge.

Any Indemnified Persons that are not signatories to this Agreement shall be deemed to be third party beneficiaries of this Agreement.

Investment Advisory Services offered through Newbridge Financial Services Group, Inc. an SEC Registered Investment Advisor 1200 North Federal Highway, Suite 400, Boca Raton, FL 33432 | Telephone: 561.395.1220 Fax: 561.229.1531

www.newbridgesecurities.com